Exhibit 5.1

DLA Piper LLP (US)

The Marbury Building 6225 Smith Avenue Baltimore, Maryland 21209-3600
www.dlapiper.com

T 410.580.3000
F 410.580.3001

June 22, 2020

W. P. Carey Inc.

50 Rockefeller Plaza

New York, New York 10020

Re:	W. P. Carey Inc.

Ladies and Gentlemen:

We have acted as outside counsel to W. P. Carey Inc., a Maryland corporation (the “Company”), and have been requested to render this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the automatic shelf registration statement on Form S-3 (File No. 333-233159) prepared and filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on August 9, 2019 (as amended through the date hereof, excluding the documents incorporated by reference therein, the “Registration Statement”), including a base prospectus, dated August 9, 2019, included therein at the time the Registration Statement became effective (the “Base Prospectus”), the preliminary prospectus supplement dated June 17, 2020 and filed by the Company with the Commission on June 17, 2020 pursuant to Rule 424(b) under the Securities Act (the “Preliminary Prospectus Supplement” and the final prospectus supplement dated June 17, 2020 and filed by the Company with the Commission on June 19, 2020 pursuant to Rule 424(b) under the Securities Act (the “Final Prospectus Supplement,” together with the Base Prospectus and the Preliminary Prospectus Supplement the “Prospectus”) in connection with the issuance and sale of 5,462,500 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) pursuant to the terms of (i) an Underwriting Agreement, dated June 17, 2020, by and among the Company, J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives of the several underwriters named therein (the “Underwriting Agreement”) and (ii)  the letter agreements (the “Initial Forward Sale Agreements”), each dated June 17, 2020, by and among the Company, J.P. Morgan Chase Bank, National Association and Bank of America, N.A. (the “Forward Purchasers”) and the letter agreements, dated June 18, 2020, by and among the Company and the Forward Purchasers (the “Additional Forward Sale Agreements,” together with the Initial Forward Sale Agreements, the “Forward Sale Agreements”), subject to the Company’s right to elect Cash Settlement or Net Share Settlement (as such terms are defined in the Forward Sale Agreements). Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed thereto in the Underwriting Agreement. This opinion is being provided at your request pursuant to Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the filing of a Current Report on Form 8-K by the Company with the Commission on or about the date hereof (the “Form 8-K”) and supplements our opinion, dated August 9, 2019, previously filed as Exhibit 5.1 to the Registration Statement.

W. P. Carey Inc.
June 22, 2020

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In our capacity as the Company’s outside counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(a)            The charter of the Company, as in effect on the date hereof, represented by the Articles of Amendment and Restatement filed of record with the Maryland State Department of Assessments and Taxation (the “SDAT”) on June 15, 2017 (in the form attached to the Officer’s Certificate (as defined below)) (the “Charter”);

(b)            The Fifth Amended and Restated Bylaws of the Company, dated as of June 15, 2017 and as in effect on the date hereof (in the form attached to the Officer’s Certificate) (the “Bylaws”);

(c)            The Registration Statement, including the Base Prospectus contained therein;

(d)            The Preliminary Prospectus Supplement;

(e)            The Final Prospectus Supplement.

(f)            A certificate of an officer of the Company, dated as of the date hereof, as to certain factual matters (the “Officer’s Certificate”);

(g)            An executed copy of the Underwriting Agreement (as attached to the Officer’s Certificate);

(h)            The Forward Sale Agreements (each as attached to the Officer’s Certificate);

(i)            A certificate of the Secretary of the Company, dated as of the date hereof, as to the resolutions adopted by the Company’s Board of Directors and a duly authorized Pricing Committee thereof (the “Secretary Certificate”);

(j)            Resolutions adopted by the Company’s Board of Directors on June 13, 2019 and June 11, 2020 relating to, among other things, the preparation and filing of the Registration Statement and the Prospectus, and the issuance, offer and sale of the Shares and the Borrowed Shares (as attached to the Secretary Certificate);

(k)            Resolutions adopted by a Pricing Committee of the Company’s Board of Directors on June 17, 2020 relating to the ratification of the execution and delivery of the Underwriting Agreement, the authorization of the execution and delivery of the Forward Agreements and the final terms for the issuance, offer and sale of the Shares (in each case, as attached to the Secretary Certificate, the resolutions adopted by the Company’s Board of Directors on June 13, 2019, June 11, 2020 and the Pricing Committee on June 17, 2020, collectively, the “Board Action”);

(l)            A short form good standing certificate with respect to the Company issued by the SDAT, dated as of a recent date; and

(m)            Such other documents as we have considered necessary to the rendering of the opinion expressed below.

W. P. Carey Inc.
June 22, 2020

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In examining the Documents, and in rendering the opinion set forth below, we have assumed, without independent investigation, the following: (a) each of the parties to the Documents (other than the Company) has duly and validly authorized, executed and delivered each of the Documents to which such party (other than the Company) is a signatory and each instrument, agreement and other document executed in connection with the Documents to which such party (other than the Company) is a signatory and each such party’s (other than the Company’s) obligations set forth in such Documents and each other instrument, agreement and other document executed in connection with such Documents, are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (b) each natural person executing any Document and any other instrument, agreement and other document executed in connection with the Documents on behalf of any such party (other than the Company) is duly authorized to do so; (c) each natural person executing any Document and any other instrument, agreement and other document executed in connection with the Documents is legally competent to do so; (d) there are no oral or written modifications of or amendments or supplements to the Documents (other than such modifications or amendments or supplements identified above and attached to the Officer’s Certificate or the Secretary Certificate, as applicable) and there has been no waiver of any of the provisions of the Documents by actions or conduct of the parties or otherwise; and (e) all Documents submitted to us as originals are authentic, all Documents submitted to us as certified or photostatic copies or telecopies or portable document file (“.PDF”) copies conform to the original Documents (and the authenticity of the originals of such copies), all signatures on all documents submitted to us for examination (and including signatures on photocopies, telecopies and .PDF copies) are genuine, all public records reviewed are accurate and complete, and the absence of other agreements or understandings among the parties that would modify the terms of the proposed transactions or the respective rights or obligations of the parties to the Documents. As to all factual matters relevant to the opinion set forth below, we have relied upon the representations and warranties made in the Underwriting Agreement and the Forward Sale Agreements and in the Officer’s Certificate and the Secretary Certificate as to the factual matters set forth therein, which we assume to be accurate and complete, and on the written statements and representations of officers of the Company and of public officials and our review of the Documents. We further assume that the issuance, sale, amount, and terms of Shares to be offered from time to time by the Company will be authorized and determined at the time of issuance in accordance with the Board Action, the Charter and Bylaws and applicable law.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that, the Shares have been duly authorized, and upon issuance and delivery against payment therefor (or, in the case of the Borrowed Shares, in Net Share Settlement thereof) in accordance with the terms of the Underwriting Agreement and, in the case of the Borrowed Shares, in accordance with the terms of the Forward Sale Agreements, will be validly issued, fully paid and non-assessable.

The opinion expressed above is subject to the following assumptions, exceptions, qualifications and limitations:

(a)            The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law which may hereafter occur.

(b)            We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect.

W. P. Carey Inc.
June 22, 2020

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(c)            We express no opinion as to compliance with the securities (or “blue sky”) laws of any jurisdiction.

(d)            We have assumed that the Shares and the Borrowed Shares will not be issued or transferred in violation of the restrictions on transfer and ownership contained in Article VI of the Charter and that the Company will not issue any shares of capital stock other than the Shares.

(e)            This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K and to the reference to our firm under the heading “Legal Matters” in the Final Prospectus Supplement relating to the Shares. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)